Klondex Announces Securityholder Approval of Proposed Acquisition by Hecla

VANCOUVER, British Columbia, July 12, 2018 (GLOBE NEWSWIRE) - Klondex Mines Ltd. (TSX: KDX) (NYSE American: KLDX) ("Klondex", the "Company") today announced that its shareholders and securityholders approved the proposed statutory plan of arrangement (the "Plan of Arrangement") with Hecla Mining Company (NYSE: HL) ("Hecla") at the Klondex annual and special meeting of securityholders held today. Under the approved Plan of Arrangement, Hecla will acquire all of the issued and outstanding Klondex shares (the "Arrangement").

Of the Klondex shareholders who voted, approximately 99.62% Klondex shareholders voted in favor of the special resolution approving the Plan of Arrangement. Of the Klondex shareholders and securityholders who voted, approximately 99.61% Klondex shareholders and securityholders (voting as a single class) voted in favor of the special resolution approving the Plan of Arrangement.

All matters presented for approval at the meeting were duly authorized and approved, as follows:

1.	approval of the Arrangement by special resolution of the Klondex shareholders and securityholders;
2.	approval of a share option plan for Havilah;
3.	election of all management nominees to the board of directors of the Company for the ensuing year or for the period up to the effective time of the Arrangement;
4.	appointment of PricewaterhouseCoopers LLP as auditors of the Company for the ensuing year and authorization of the directors to fix their remuneration; and
5.	approval of a non-binding advisory resolution on the Company's approach to executive compensation.

Detailed voting results for the election of directors were as follows:

Name	Shares Voted For	% Voted For	Shares Withheld	% Withheld
Rodney Cooper	121,262,375	98.98%	1,252,579	1.02%
Mark Daniel	116,114,429	94.78%	6,400,525	5.22%
James Haggarty	121,262,137	98.98%	1,252,817	1.02%
Richard J. Hall	121,130,372	98.87%	1,384,582	1.13%
Paul Huet	121,026,444	98.79%	1,488,510	1.21%
William Matlack	119,014,878	97.14%	3,500,076	2.86%
Charles Oliver	121,078,547	98.83%	1,436,407	1.17%
Blair Schultz	120,847,691	98.64%	1,667,263	1.36%

Subject to customary closing conditions in accordance with the Plan of Arrangement, the transaction is expected to close on or about July 20, 2018.

In connection with the closing of the Plan of Arrangement, Klondex is expected to concurrently complete the spin-out of its Canadian assets into Havilah Mining Corporation ("Havilah"), a newly formed company to be listed on the TSX Venture Exchange ("TSXV"). The TSXV listing application and other important disclosure pertaining to Havilah are available on SEDAR at www.sedar.com under Havilah's issuer profile.

Contact

Mike Beckstead
Director, Investor Relations
775-284-5757
mbeckstead@klondexmines.com

About Klondex Mines Ltd. (www.klondexmines.com)

Klondex is a junior-tier gold and silver mining company focused on exploration, development, and production in a safe, environmentally responsible, and cost-effective manner. The Company has 100% interests in three producing mineral properties: the Fire Creek Mine, the Midas Mine and ore milling facility, and the Hollister Mine, all of which are located in the state of Nevada, USA. The Company also has a 100% interest in the True North Mine and mill in Manitoba, Canada and the Aurora Mine and ore milling facility, located in Nevada, USA.

Cautionary Note Regarding Forward-looking Information

This news release contains certain information that may constitute forward-looking information or forward-looking statements under applicable Canadian and United States securities legislation (collectively, "forward-looking information"), including but not limited to the timing of the transaction with Hecla and related spin out of Klondex’s Canadian assets. This forward-looking information entails various risks and uncertainties that are based on current expectations, and actual results may differ materially from those contained in such information. These uncertainties and risks include, but are not limited to, Klondex or Hecla’s ability to complete the Plan of Arrangement and the inability to complete the Plan of Arrangement due to failure of the conditions of the Arrangement Agreement. Risks and uncertainties about the Company’s business are more fully discussed in the Company’s disclosure materials filed with the securities regulatory authorities in Canada and United States available at www.sedar.com and www.sec.gov, respectively. Readers are urged to read these materials. Klondex assumes no obligation to update any forward-looking information or to update the reasons why actual results could differ from such information unless required by law.